Exhibit 99.1 Contact: Kevin Murphy 585-218-4210

Pro-Fac Announces Full Quarterly Dividend, Intention to Reduce Future Dividends

Fairport, N.Y., April 3, 2009…Pro-Fac Cooperative, Inc. (“Pro-Fac” or the “Cooperative) (Nasdaq-CM: PFACP), an agricultural cooperative, today announced a $0.43 per share dividend, payable April 30, 2009, to shareholders of record of its Class A cumulative preferred stock at the close of business on April 15, 2009.

The Cooperative also announced that future quarterly dividends, beginning with the July 31, 2009 dividend, if declared by its Board of Directors, are expected to be at the rate of $0.20 per share. The lower $0.20 rate is expected to continue indefinitely and will preserve approximately $1.2 million in cash for Pro-Fac on an annual basis.

“The Pro-Fac Board understands the importance of conserving operating funds in order to maintain a viable enterprise,” said General Manager and CEO Stephen R. Wright. “A quarterly dividend of $0.20 per share represents an annual yield of over 3%, which is still very competitive in today’s market.”

Wright noted that several major companies have announced dividend reductions in recent weeks, but he called attention to one important difference between those reductions and any Pro-Fac adjustment.

“The dividend on Pro-Fac’s Class A preferred stock is cumulative,” he stressed. “Any difference between a quarterly dividend payment and the full quarterly preferred dividend of $0.43 per share must be paid in full before the payment of dividends on any other Pro-Fac equity, and before the redemption of any Pro-Fac equity.”

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ABOUT PRO-FAC:

Pro-Fac Cooperative is an agricultural cooperative that markets crops grown by its member-growers, including fruits (cherries, apples, blueberries, and peaches), vegetables (snap beans, beets, peas, sweet corn, carrots, cabbage, squash, asparagus and potatoes) and popcorn. Only growers of crops marketed through Pro-Fac (or associations of such growers) can become members of Pro-Fac. Pro-Fac’s Class A cumulative preferred stock is listed on the Nasdaq Capital Market under the stock symbol, “PFACP.” More information about Pro-Fac can be found on its web site, www.profaccoop.com.

FORWARD LOOKING STATEMENTS:

This release contains “forward-looking statements” - that is, statements related to future events. The following factors, among others, could cause actual results to differ from those set forth in forward-looking statements: the value of its investment in Birds Eye Holdings, LLC, its principal asset; the availability of cash, capital surplus and future earnings; and the collection of accounts receivable from the sale of crops. Reference is made to Pro-Fac’s filings with the SEC for further discussion of risks and uncertainties regarding its business.